Exhibit 99.2

FOR IMMEDIATE RELEASE	April 1, 2025

Contact: Nelli Madden 732-577-9997

UMH PROPERTIES, INC. DECLARES PREFERRED DIVIDEND

FREEHOLD, NJ, April 1, 2025…......On April 1, 2025, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) (TASE:UMH) declared a quarterly dividend of $0.3984375 per share for the period from March 1, 2025, through May 31, 2025, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable June 16, 2025, to shareholders of record at the close of business on May 15, 2025. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 141 manufactured home communities, containing approximately 26,500 developed homesites, of which 10,300 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 141 communities are two communities in Florida, containing 363 sites, that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

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